UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2015

Achillion Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 26, 2015, Achillion Pharmaceuticals, Inc. (the “Company”) filed a Current Report on Form 8-K regarding its entry into (i) an exclusive collaboration and license agreement, dated May 19, 2015 (the “Collaboration and License Agreement”), with Janssen Pharmaceuticals, Inc. (“Janssen”) and (ii) a related stock purchase agreement, dated May 19, 2015 (the “Stock Purchase Agreement”), with Johnson & Johnson Innovation-JJDC, Inc. (“JJDC”), an affiliate of Janssen.

The effectiveness of the Collaboration and License Agreement and closing of the transactions contemplated by the Stock Purchase Agreement were subject to the early termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Act Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the satisfaction or waiver of other customary closing conditions. On June 26, 2015, the Company received noticed that the U.S. Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the HSR Act with respect to the transactions contemplated by the Collaboration and License Agreement the Stock Purchase Agreement.

The Collaboration and License Agreement became effective on June 29, 2015. On July 1, 2015, the Company completed the sale to JJDC of 18,367,346 shares of the Company’s common stock at a price of $12.25 per share, for an aggregate purchase price of $225 million in cash, pursuant to the Stock Purchase Agreement. In addition, as previously disclosed, the Company and JJDC entered into an investor agreement at the closing of the transactions contemplated by the Stock Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Achillion Pharmaceuticals, Inc.

Date: July 1, 2015	By:	/s/ Mary Kay Fenton
Mary Kay Fenton
Chief Financial Officer